COLGATE-PALMOLIVE COMPANY DODD-FRANK CLAWBACK POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.Purpose. The purpose of this Policy is to describe the circumstances in which Executive Oﬃcers will be required to repay or return Erroneously Awarded Compensation to the Company. This Policy is intended to comply with, and shall be construed and interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the NYSE Listing Company Manual.
2.Administration. This Policy shall be administered by the P&O Committee. Any determinations made by the P&O Committee shall be ﬁnal and binding on all aﬀected individuals.
3.Deﬁnitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
a.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any ﬁnancial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued ﬁnancial restatements that is material to the previously issued ﬁnancial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
b.“Board” means the Board of Directors of the Company.
c.“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Oﬃcer (i) on or after the Eﬀective Date, (ii)
after beginning service as an Executive Oﬃcer, (iii) who served as an Executive Oﬃcer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Oﬃcer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv)
while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period.

d.“Clawback Period” means, with respect to any Accounting Restatement, the three completed ﬁscal years of the Company immediately preceding the
Restatement Date, and if the Company changes its ﬁscal year, any transition period of less than nine months within or immediately following those three completed ﬁscal years.
e.“Company” means Colgate-Palmolive Company, a Delaware corporation.
f.“Eﬀective Date” means October 2, 2023.
g.“Erroneously Awarded Compensation” means, with respect to each Executive Oﬃcer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
h.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
i.“Executive Oﬃcer” means each individual who is currently or was previously designated as a “Section 16 oﬃcer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act.
j.“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s ﬁnancial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s
ﬁnancial statements or included in a ﬁling with the SEC.
k.“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
l.“NYSE” means the New York Stock Exchange.
m.“P&O Committee” means the Personnel and Organization Committee of the Board.

n.“Policy” means this Dodd-Frank Clawback Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
o.“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s ﬁscal period during which the Financial Reporting Measure speciﬁed in the Incentive-based Compensation award is attained, even if payment, grant or vesting of the Incentive-based Compensation occurs after the end of that period.
p.“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the oﬃcers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated ﬁnancial statements are ﬁled.
q.“SEC” means the United States Securities and Exchange Commission.
4.Repayment of Erroneously Awarded Compensation.
a.In the event of an Accounting Restatement, the Company shall reasonably promptly recover the Erroneously Awarded Compensation as follows:
(i)After an Accounting Restatement, the P&O Committee shall
determine the amount of any Erroneously Awarded Compensation Received by each Executive Oﬃcer and shall promptly thereafter provide each Executive Oﬃcer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable. For
Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount to be repaid or returned shall be determined by the P&O Committee based on a reasonable estimate of the eﬀect of the Accounting
Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received (and the Company shall maintain documentation of such determination of such reasonable estimate and provide such documentation to the NYSE).
(ii)The P&O Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances, including set-oﬀ, reducing future compensation or such other means or combination of means as the P&O Committee, in its sole discretion, determines to be appropriate. Notwithstanding the foregoing, except as set forth in Section 4(b) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Oﬃcer’s obligations hereunder.
(iii)To the extent that the Executive Oﬃcer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, any such reimbursed amount shall be credited toward the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
(iv)To the extent that an Executive Oﬃcer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Oﬃcer. The applicable Executive Oﬃcer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
b.Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(a) above if the P&O
Committee determines that recovery would be impracticable and any of the following conditions are met:
(i)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Oﬃcer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously
Awarded Compensation, documented such attempts and provided such documentation to the NYSE;

(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel acceptable to the NYSE that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or
(iii)Recovery would likely cause an otherwise tax-qualiﬁed retirement plan, under which beneﬁts are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder.
5.Reporting and Disclosure. The Company shall ﬁle all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC ﬁlings.
6.Indemniﬁcation Prohibitions. The Company shall not be permitted to insure or indemnify any Executive Oﬃcer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. In addition, the Company shall not enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Eﬀective Date).
7.Acknowledgement. Each Executive Oﬃcer shall be required to sign and return to the Company, within thirty (30) calendar days following the later of (i) the Eﬀective Date or (ii) the date the individual becomes an Executive Oﬃcer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which such Executive Oﬃcer agrees to be bound by, and comply with, the terms and conditions of this Policy.
8.Eﬀective Date. This Policy shall be eﬀective as of the Eﬀective Date.
9.Amendment; Termination. The P&O Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC or NYSE rule. The P&O Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be eﬀective if such amendment or termination would
(after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC or NYSE rule.
10.Other Recoupment Rights; No Additional Payments. The P&O Committee intends that this Policy will be applied to the fullest extent of the law. Any employment agreement, equity award agreement, compensatory plan or any other agreement entered into with an Executive Oﬃcer on or after the Eﬀective Date shall be deemed to include, as a condition to the grant of any beneﬁt thereunder, an agreement by the Executive Oﬃcer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. For the avoidance of doubt, in the case of any inconsistency between the provisions of this Policy and the provisions of any other clawback policy the Company has adopted or may in the future adopt, the provisions and requirements of this Policy shall prevail.
11.Successors. This Policy shall be binding and enforceable against all Executive Oﬃcers and their beneﬁciaries, heirs, executors, administrators or other legal representatives.

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Exhibit A
COLGATE-PALMOLIVE COMPANY DODD-FRANK CLAWBACK POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and conﬁrms that the undersigned has received and reviewed a copy of the Colgate-Palmolive Company (the “Company”) Dodd-Frank Clawback Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company.
Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as deﬁned in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Signature

Print Name

Date